As Filed with the Securities and Exchange Commission on March 8, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BECTON, DICKINSON AND COMPANY
(Exact Name of Registrant as Specified in Its Charter)

New Jersey (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	22-0760120 (I.R.S. Employer Identification Number)

1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
Telephone: (201) 847-6800
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Samrat S. Khichi
Executive Vice President and General Counsel
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
Telephone: (201) 847-6800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Stacy J. Kanter
Ryan J. Dzierniejko
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company.)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
4.400% Notes due 2021	$432,218,000	100%	$432,218,000	$53,811.14
3.000% Notes due 2026	$9,225,000	100%	$9,225,000	$1,148.52
6.700% Notes due 2026	$137,032,000	100%	$137,032,000	$17,060.48
Total	$578,475,000		$578,475,000	$72,020.14

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2018

PROSPECTUS

Becton, Dickinson and Company

Offer to exchange $432,218,000 aggregate principal amount of 4.400% Notes due 2021 (the “Old 4.400% 2021 Notes”) for $432,218,000 aggregate principal amount of 4.400% Notes due 2021 (the “New 4.400% 2021 Notes”);

Offer to exchange $9,225,000 aggregate principal amount of 3.000% Notes due 2026 (the “Old 3.000% 2026 Notes”) for $9,225,000 aggregate principal amount of 3.000% Notes due 2026 (the “New 3.000% 2026 Notes”); and

Offer to exchange $137,032,000 aggregate principal amount of 6.700% Notes due 2026 (the “Old 6.700% 2026 Notes” and, together with the Old 4.400% 2021 Notes and Old 3.000% 2026 Notes, the “Old Notes”) for $137,032,000 aggregate principal amount of 6.700% Notes due 2026 (the “New 6.700% 2026 Notes” and, together with the New 4.400% 2021 Notes and New 3.000% 2026 Notes, the “New Notes”).

The New Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The exchange offer will expire at 5:00 p.m., New York, New York time, on          , 2018 (the “expiration date”), unless we extend the exchange offer with respect to any or all series in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange the applicable series of New Notes for all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.
•	You may validly withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.
•	The terms of the New Notes are substantially identical to those of the applicable outstanding Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes and the New Notes do not have the right to earn additional interest under circumstances related to our registration obligations.
•	The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information.
•	We will not receive any proceeds from the exchange offer.

We issued the Old Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Old Notes.

There is no established trading market for any series of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” section of this prospectus beginning on page S-11 and in our latest Annual Report on Form 10-K, which is incorporated by reference into this prospectus (as such risk factors may be updated from time to time in our public filings) for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in connection with the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to sell only the Old Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

As used in this prospectus, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “Becton, Dickinson,” “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company and its consolidated subsidiaries.

References herein to “$” and “dollars” are to the lawful currency of the United States. The financial information presented or incorporated by reference in this prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “may,” “anticipate,” “estimate,” “pro forma” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance (including volume growth, sales and earnings per share growth, and cash flows) and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. All statements that address our future operating performance or events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events, developments and operating performance and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results could vary materially from expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause actual results of our company to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see “Risk Factors” in this prospectus and in our latest Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q and in our future filings with the SEC. See “Where You Can Find More Information.”

•	Our ability to consummate the exchange offer;
•	Weakness in the global economy and financial markets, which could increase the cost of operating our business, weaken demand for our products and services, negatively impact the prices we can charge for our products and services, or impair our ability to produce our products;
•	Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets;
•	Risks relating to our acquisition of C. R. Bard, Inc., a New Jersey corporation (“Bard”), including our ability to successfully combine and integrate the Bard operations in order to obtain the anticipated benefits and costs savings from the transaction, and the significant additional indebtedness we incurred in connection with the financing of the acquisition and the impact this increased indebtedness may have on our ability to operate the combined company;
•	The impact resulting from the recent U.S. tax reform, commonly referred to as the Tax Cuts and Job Act (the “TCJA”), which, among other things, reduces the U.S. federal corporate tax rate, imposes a one-time tax on earnings of certain foreign subsidiaries that were previously tax deferred, and imposes a new minimum tax on foreign earnings. While we recognized a provisional expense during the quarter ended December 31, 2017, based on what we believe is a reasonable estimate of the income tax effects of the TCJA, this expense could change materially as we refine our analysis;
•	The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates;
•	Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and their potential effect on our operating performance;
•	Our ability to achieve our projected level or mix of product sales, as our earnings forecasts are based on projected sales volumes and pricing of many product types, some of which are more profitable than others;
•	Changes in reimbursement practices of third-party payers or adverse decisions relating to our products by such payers, which could reduce demand for our products or the price we can charge for such products;
•	The impact of the medical device excise tax under the Patient Protection and Affordable Care Act in the U.S. While this tax has been suspended through December 31, 2019, it is uncertain whether the suspension will be extended beyond that date;

•	Healthcare reform in the U.S. or in other countries in which we do business that may involve changes in government pricing and reimbursement policies or other cost containment reforms;
•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment;
•	The impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare, and international trade agreements.
•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components used in our products, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items;
•	Security breaches of our information technology systems or our products, which could impair our ability to conduct business, result in the loss of our trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners, or of customers’ patients, or result in product efficacy or safety concerns for certain of our products;
•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, successfully complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs;
•	The impact of business combinations, including any volatility in earnings relating to acquisition-related costs, and our ability to successfully integrate any business we may acquire;
•	Our ability to penetrate or expand our operations in emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws;
•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and governmental expropriation of assets. This includes the possible impact of the June 2016 advisory referendum by British voters to exit the European Union, which has created uncertainties affecting business operations in the United Kingdom and the EU;
•	Deficit reduction efforts or other actions that reduce the availability of government funding for healthcare and research, which could weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales;
•	Fluctuations in university or U.S. and international governmental funding and policies for life sciences research;
•	Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise;
•	The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing. In particular, damage to our manufacturing facilities in Puerto Rico resulting from Hurricane Maria in September 2017 could adversely impact our earnings results for fiscal year 2018;

•	Pending and potential future litigation or other proceedings asserting, and/or subpoenas seeking information with respect to, alleged violations of law (including in connection with federal and/or state healthcare programs (such as Medicare or Medicaid) and/or relating to sales and marketing practices (such as the civil investigative demands received by BD)), antitrust claims, product liability (which may involve lawsuits seeking class action status or seeking to establish multidistrict litigation proceedings, including claims relating to our hernia repair implant products, surgical continence products for women and vena cava filter products), claims with respect to environmental matters, and patent infringement, and the availability or collectability of insurance relating to any such claims;
•	New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls, and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the U.S. and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to us;
•	Product efficacy or safety concerns regarding our products resulting in product holds or recalls, regulatory action on the part of the FDA or foreign counterparts (including restrictions on future product clearances and civil penalties), declining sales and product liability claims, and damage to our reputation. As a result of our acquisition of CareFusion Corporation (“CareFusion”) in which we acquired a 100% interest in CareFusion (the “CareFusion Acquisition”), we are operating under a consent decree with the FDA relating to our U.S. infusion pump business. The consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing products, recall products or take other actions, and we may be required to pay significant monetary damages if we fail to comply with any provision of the consent decree;
•	Risks relating to the CareFusion Acquisition, including our ability to continue to successfully combine and integrate the CareFusion operations in order to fully obtain the anticipated benefits and costs savings from the transaction;
•	The effect of adverse media exposure or other publicity regarding our business or operations, including the effect on our reputation or demand for our products;
•	The effect of market fluctuations on the value of assets in our pension plans and on actuarial interest rate and asset return assumptions, which could require us to make additional contributions to the plans or increase our pension plan expense;
•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake; and
•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

SUMMARY

This summary contains basic information about the Company and the exchange offer and highlights selected information contained elsewhere or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in the new notes. For a more complete understanding of the Company and this exchange offer, you should read this prospectus, including any information incorporated by reference into this prospectus, in its entirety. Investing in the new notes involves risks, including without limitation the risks that are described in this prospectus under the heading “Risk Factors” and in the documents incorporated by reference into this prospectus.

Our Company

We are a global medical technology company engaged in the development, manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. We provide customer solutions that are focused on improving medication management and patient safety; supporting infection prevention practices; equipping surgical and interventional procedures; improving drug delivery; aiding anesthesiology care; enhancing the diagnosis of infectious diseases and cancers; advancing cellular research and applications; and supporting the management of diabetes. As of December 31, 2017, we had approximately 65,000 employees who work in close collaboration with customers and partners to help enhance outcomes, lower health care delivery costs, increase efficiencies, improve health care safety and expand access to health.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Recent Developments

The Bard Acquisition

On December 29, 2017, BD completed the acquisition of Bard (the “Bard Acquisition”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 23, 2017, as amended by that certain Amendment No. 1, dated as of July 28, 2017, among BD, Bard and Lambda Corp, a Delaware corporation and wholly-owned subsidiary of BD (“Merger Corp”), Merger Corp merged with and into Bard, with Bard as the surviving entity (the “Merger”). As a result of the Merger, Bard became a wholly-owned subsidiary of BD.

At the effective time of the Merger, each outstanding share of common stock, par value $0.25 per share, of Bard was converted into the right to receive (i) $222.93 in cash, without interest, and (ii) 0.5077 of a share of common stock, par value $1.00 per share, of BD.

Bard Products

Bard products include medical, surgical, diagnostic and patient care devices, as further described below.

Vascular Products

Bard’s vascular products cover a wide range of minimally invasive devices for the treatment of peripheral vascular disease (“PVD”) and end-stage renal disease (“ESRD”). These products include: percutaneous transluminal angioplasty (“PTA”) catheters, chronic total occlusion (“CTO”) catheters, guidewires, fabrics, meshes, introducers and accessories; valvuloplasty balloons; peripheral vascular stents, self-expanding and balloon-expandable covered stents and vascular grafts; vena cava filters; and biopsy devices. Bard’s PTA catheters are used by clinicians for the treatment of arterial venous access stenosis and other PVDs. Bard’s line of peripheral vascular stents, covered stents and vascular grafts are approved for use in the superficial femoral and proximal popliteal arteries. Bard’s vena cava filters product line includes devices that can be either permanently implanted or retrieved after the threat of blood clots traveling from the lower extremities to a patient’s lungs has passed. Bard also offers products for the treatment of ESRD through a broad line of long-term dialysis catheters. Bard also offers a market leading portfolio of automatic core needle biopsy devices, and sells a wide variety of products across the percutaneous breast biopsy and tissue marker segments.

Urology Products

Bard’s urology products include basic urology drainage products, fecal and urinary continence products, urological specialty products and Targeted Temperature ManagementTM products. The Foley catheter, which Bard introduced in 1934, remains one of the most frequently used products in the urology field and Bard has a market-leading position in Foley catheters. Bard also has a line of intermittent self-catheters and male external catheters, primarily used in non-acute settings. In January 2016, Bard acquired Liberator Medical Holdings, Inc., a durable medical equipment supplier, to vertically integrate and expand its presence in the non-acute segment of the market. Other products include: fecal incontinence products; brachytherapy devices and radioactive seeds used to treat prostate cancer; intermittent urinary drainage catheters, urine monitoring and collection systems; ureteral stents; and specialty devices for stone removal procedures. Bard products also include a proprietary line of catheter stabilization devices, which are used primarily to secure peripheral intravenous catheters, thereby reducing restarts and other complications. These devices are also used to secure many other types of catheters sold by Bard and other companies, including Foley catheters. In addition, Bard markets the Arctic Sun® system with gel pads providing therapy for patients requiring Targeted Temperature ManagementTM.

Oncology Products

Bard’s oncology products cover a wide range of devices used in the treatment and management of various cancers and other diseases and disorders. These include specialty vascular access catheters and ports, vascular access ultrasound devices, dialysis access catheters and enteral feeding devices. Bard sells a broad line of peripherally inserted central catheters (“PICCs”). Bard’s PowerPICC® catheters and PowerPort® devices can also be used to inject contrast media at high flow rates. These devices eliminate the need to place an additional catheter in the significant number of PICC and port recipients who also require contrast enhanced CT (computed tomography) scans. Bard’s Site-Rite® vascular access ultrasound device and SherlockTM tip locator system help nurses place a PICC at a patient’s bedside, making PICCs a more convenient and cost-effective treatment option. Bard’s 3CG Tip Confirmation SystemTM can be used in place of imaging technologies such as x-rays to confirm proper placement of the PICC prior to treatment. For patients not requiring central venous access, Bard offers a wide range of midline catheters as well as guidewire-assisted peripheral intravenous lines.

Surgical Specialty Products

Bard’s surgical specialty products include implanted grafts and fixation devices for hernia and soft tissue repairs in addition to hemostats and surgical sealants. Bard’s soft tissue repair products consist of hernia repair grafts, including permanent synthetic and bioresorbable synthetic products, natural-tissue configurations, and hernia fixation devices. Bard has a full line of products for inguinal (groin) hernias, and also sell products for the repair of ventral (abdominal) hernias. In addition, Bard markets the ECHO PS® Positioning System, which helps facilitate mesh deployment in laparoscopic surgical repair. Bard also sells a line of natural-tissue products used to repair complex ventral hernias and soft tissue reconstruction. Bard also sells XenMatrix® AB, the first of its kind anti-bacterial natural-tissue surgical graft. Bard also offers the Progel© surgical sealant, which is the only FDA-approved product available for intraoperative sealing of air leaks in connection with open, video-assisted and robotic thoracic surgery. Bard’s hemostat product line complements Bard’s Progel© surgical sealant technology and is a plant based hemostat that is used as an adjunct to mechanical techniques to control bleeding in a variety of surgical procedures.

Changes to Our Business Segments

BD’s operations were previously divided into two worldwide business segments: BD Medical and BD Life Sciences. Beginning with BD’s Form 10-Q for its second fiscal quarter of fiscal year 2018, BD will revise its reportable business segments by including a new third segment, BD Interventional (the “BD Interventional Segment”). The BD Interventional segment will include the majority of Bard’s product offerings and certain product offerings previously reported in the former Medication and Procedural Solutions unit within BD’s existing Medical segment (the “BD Medical Segment”), including BD ChloraPrep™ surgical, certain infection prevention products, and our V. Mueller™ product line. In addition, the new Medication Delivery Solutions unit within the BD Medical Segment will include the majority of BD’s former Medication and Procedural Solutions unit as well as certain Bard products, including PICCs, midlines, CVCs, acute dialysis, ultrasonic imaging and certain urology products.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On December 29, 2017, we completed the private exchange offer (the “Bard Exchange Offer”) of three series of senior unsecured notes in an aggregate principal amount of $1,039,162,000, consisting of $432,218,000 of 4.400% Notes due 2021, $469,912,000 of 3.000% Notes due 2026 ($460,687,000 of which have subsequently been repurchased by us in a “change of control” offer) and $137,032,000 of 6.700% Notes due 2026 for $1,039,407,000 aggregate principal amount of senior unsecured notes issued by Bard, consisting of $432,463,000 of 4.400% Notes due 2021 issued by Bard, $469,912,000 of 3.000% Notes due 2026 issued by Bard and $137,032,000 of 6.700% Notes due 2026 issued by Bard (collectively, the “Bard Notes”). As part of the Bard Exchange Offer, we entered into a registration rights agreement with the dealer manager of the Bard Exchange Offer. Pursuant to the registration rights agreement, we agreed, among other things, to file a registration statement and deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer of registered New Notes for the Old Notes. Below is a summary of the exchange offer. Please see “The Exchange Offer” for a more complete description of the exchange offer.

Old Notes	(i)	4.400% Notes due 2021,

	(ii)	3.000% Notes due 2026, and

	(iii)	6.700% Notes due 2026

which were issued on December 29, 2017.

New Notes	(i)	4.400% Notes due 2021,

	(ii)	3.000% Notes due 2026, and

	(iii)	6.700% Notes due 2026

which have terms that are substantially identical to those of the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes and the New Notes do not have the right to earn additional interest under circumstances related to our registration obligations.

Exchange Offer	We are offering to issue up to $578,475,000 aggregate principal amount of New Notes, consisting of:

	(i)	$432,218,000 aggregate principal amount of New 4.400% 2021 Notes,

	(ii)	$9,225,000 aggregate principal amount of New 3.000% 2026 Notes and

	(iii)	$137,032,000 aggregate principal amount of New 6.700% 2026 Notes in exchange for a like principal amount of the applicable series of Old Notes to satisfy our obligations under the registration rights agreement that was executed when the Old Notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A of the Securities Act.

Expiration Date; Tenders
The exchange offer will expire at 5:00 p.m., New York, New York time, on         , 2018, unless extended with respect to any or all series of notes in our sole and absolute discretion. By tendering your Old Notes, you represent to us that:

	•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

	•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•
you are not engaged in nor intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes you will receive in the exchange offer; and

• you are not holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

Withdrawal Rights
You may validly withdraw the tender of your Old Notes at any time before the expiration date. If we decide for any reason not to accept any Old Notes tendered for exchange, such Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”) any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	This exchange offer is subject to customary conditions, which we may waive with respect to any or all series of notes. See “The Exchange Offer—Conditions.”

Procedures for Tendering	You must do one of the following on or prior to the applicable expiration of the exchange offer to participate in the exchange offer:

•
tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent;” or

•
tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Certain U.S. Federal Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” You should consult your tax advisor as to the tax consequences of the exchange.

Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

	•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

	•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;

•
you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes you will receive in the exchange offer; or

	•	you are holding Old Notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the New Notes:

	•	you cannot rely on the applicable interpretations of the staff of the SEC; and

	•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Broker-Dealer
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Furthermore, a broker dealer that acquired any of its Old Notes directly from us:

	•	cannot rely on the applicable interpretations of the staff of the SEC; and

	•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the Old Notes directly from us.

Consequences of Failure to Exchange Old Notes

Any Old Notes that are not exchanged in the exchange offer will remain subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

	•	if they are registered under the Securities Act and applicable state securities laws;

	•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

	•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. See “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds
We will not receive any proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer. Subject to certain exceptions, we will pay all expenses incident to the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Exchange Agent
The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent for this exchange offer. See “The Exchange Offer—Exchange Agent” for the address and telephone number of the exchange agent.

Registration Rights Agreement	When the Old Notes were issued in exchange for the Bard Notes, we entered into a registration rights agreement with the dealer manager of the Bard Exchange Offer. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC on or prior to June 27, 2018, and cause to become effective, a registration statement relating to an offer to exchange the Old Notes for the New Notes.

If we do not, among other things, file the registration statement with the SEC no later than June 27, 2018, cause such registration statement to remain effective until the closing of the exchange offer, or consummate the exchange offer by December 29, 2018, the interest rate borne by the Old Notes that constitute registrable securities (as defined in the registration rights agreement) will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until all registration defaults (as defined in the registration rights agreement) have been cured.

Under some circumstances set forth in the registration rights agreement, holders of Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell New Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

See “Registration Rights Agreement.”

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the New Notes are substantially identical to those of the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes and the New Notes do not have the right to earn additional interest under circumstances related to our registration obligations.

The New Notes will evidence the same debt as the applicable series of Old Notes and will be governed by the same indenture under which the Old Notes were issued. The summary below describes the principal terms of the New Notes. Please see “Description of the New Notes” for further information regarding the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer
Becton, Dickinson and Company, a New Jersey corporation.
The New Notes
Up to $578,475,000 aggregate principal amount of New Notes, consisting of:
(i)	$432,218,000 aggregate principal amount of New 4.400% 2021 Notes,
(ii)	$9,225,000 aggregate principal amount of New 3.000% 2026 Notes, and
(iii)	$137,032,000 aggregate principal amount of New 6.700% 2026 Notes.
Interest Rates; Interest Payment Dates; Maturity Dates
Each series of New Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of Old Notes for which they are being offered in exchange.

Interest will accrue on the New Notes from the later of December 29, 2017 or the most recent date to which interest has been paid or provided for on such notes and will be payable on the interest payment dates set forth below occurring after the Settlement Date.

Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates
4.400% Notes due January 15, 2021	January 15 and July 15
3.000% Notes due May 15, 2026	May 15 and November 15
6.700% Notes due December 1, 2026	June 1 and December 1

Ranking
The New Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other senior unsecured indebtedness (including the Old Notes) and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness).

At December 31, 2017, we had an insignificant amount of secured indebtedness and approximately $22.8 billion of total indebtedness.

The New Notes offered will also be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries, other than any subsidiaries that may guarantee the New Notes in the future. As of December 31, 2017, our consolidated subsidiaries had approximately $116 million of total indebtedness. See “Risk Factors—Risks Related to the New Notes—The New Notes will be effectively junior to all of our existing and future secured debt and structurally junior to the existing and future obligations of our subsidiaries” and “Description of the New Notes—Ranking.”

Redemption
We may redeem either the New 4.400% 2021 Notes or the New 3.000% 2026 Notes before their stated maturity in whole, or in part, from time to time, at a redemption price that includes accrued and unpaid interest and a make-whole premium (as applicable). The New 6.700% 2026 Notes will not be redeemable by the Company. For a more complete description of the redemption provisions of the New Notes (if applicable), see “Description of the New Notes—Optional Redemption.”

If we experience a “Change of Control Repurchase Event” (as defined in the “Description of the New Notes”), we must offer to repurchase the New Notes at a price equal to 101% of the aggregate principal amount of any New Notes repurchased plus accrued and unpaid interest on the New Notes, if any (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase. See “Description of the New Notes—Offer to Redeem Upon Change of Control Triggering Event.”

Form and Denomination
The New Notes of each series will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000 in excess thereof.
Certain Covenants
We will issue the New Notes under the same indenture, dated as of March 1, 1997 (the “BD Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “BD Trustee”) that governs the Old Notes.

The indenture covenants include a limitation on liens and a restriction on sale and leasebacks, change of control and consolidation, merger and sale of assets covenants. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the New Notes—Certain Covenants.”

No Public Market
Each series of New Notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any national securities exchange. A liquid or active trading market for any series of the New Notes may not develop. If an active trading market for a series of New Notes does not develop, the market price and liquidity of such New Notes may be adversely affected.
Governing Law
The New Notes will be, and the BD Indenture is, governed by and construed in accordance with the laws of the State of New York.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
See “Risk Factors” beginning on page S-11 of this prospectus to read about important factors you should consider before tendering your Old Notes in exchange for New Notes.

RISK FACTORS

Participating in the exchange offer is subject to a number of risks. You should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus, including the information set forth under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which is incorporated by reference herein (as such risk factors may be updated from time to time in our public filings, including our Quarterly Report on Form 10-Q incorporated by reference herein). Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed below and in the documents incorporated by reference herein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

You must comply with the exchange offer procedures in order to receive freely tradable New Notes.

Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC, New York, New York, as depository;
•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and
•	any other documents required by the letter of transmittal.

Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time for the Old Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the New Notes

The New Notes will be effectively junior to all of our existing and future secured debt and structurally junior to the existing and future obligations of our subsidiaries.

The New Notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the New Notes will be available to pay obligations on the New Notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. The indenture governing the New Notes does not prohibit us from incurring additional senior debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

The New Notes are obligations of Becton, Dickinson and Company only and our operations are conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries.

The New Notes are obligations of Becton, Dickinson and Company. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the New Notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the New Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from those subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, and to pay interest on or to refinance our indebtedness, including the New Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous.

Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will be permitted under the terms of the indenture governing the New Notes to incur additional debt, secure certain existing or future debt, recapitalize our debt and take a number of other actions that are not limited by the terms of the indenture; these actions could have the effect of diminishing our ability to make payments on the New Notes when due.

Our credit ratings may not reflect all risks of your investment in the New Notes.

Any credit ratings assigned to the New Notes are limited in scope, and do not address all material risks relating to an investment in such notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lower, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the New Notes and increase our corporate borrowing costs.

You may not be able to sell your New Notes if active trading markets for the New Notes do not develop.

The New Notes are new issues of securities with no established trading markets. We do not intend to apply for listing of any of the New Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the New Notes of any series will ever develop or will be maintained.

If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the New Notes. Further, there can be no assurance as to the liquidity of any market that may develop for the New Notes, your ability to sell such New Notes or the prices at which you will be able to sell the New Notes. Future trading prices of the New Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the New Notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the New Notes;
•	the outstanding amount of the New Notes;
•	the terms related to redemption of the New Notes; and
•	the level, direction and volatility of market interest rates generally.

The price at which you will be able to sell your New Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invested.

We believe that the value of the New Notes in any secondary market will be affected by the supply of, and demand for, the New Notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the New Notes of a change in a specific factor, assuming all other conditions remain constant.

•	Market Interest Rates. We expect that the market value of the New Notes will be affected by changes in market interest rates. In general, if market interest rates increase, the market value of the New Notes may decrease. We cannot predict the future level of market interest rates.
•	Our Credit Rating, Financial Condition and Results of Operations. We expect that each series of New Notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the New Notes may lower our rating or decide not to rate the New Notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the New Notes. In general, if our credit rating is downgraded, the market value of the New Notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the New Notes, and, accordingly, we cannot assure you that the ratings assigned to the New Notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter. Furthermore, the credit ratings assigned to the New Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your New Notes. See “—Our credit ratings may not reflect all risks of your investment in the New Notes.”

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the New Notes and the suitability of investing in the New Notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture governing the New Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the New Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the New Notes from granting security interests over our assets, except to the extent described under “Description of the New Notes—Certain Covenants—Restrictions on Secured Debt,” or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are generally not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you.

Redemption may adversely affect your return on the New 4.400% 2021 Notes or the New 3.000% 2026 Notes.

We have the right to redeem some or all of the New 4.400% 2021 Notes or the New 3.000% 2026 Notes prior to maturity, as described under “Description of the New Notes—Optional Redemption.” We may redeem the New 4.400% 2021 Notes or the New 3.000% 2026 Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the New 4.400% 2021 Notes or the New 3.000% 2026 Notes.

We may not be able to repurchase all of the New Notes upon a Change of Control Triggering Event.

As described under “Description of the New Notes—Offer to Redeem Upon Change of Control Triggering Event,” we will be required to offer to repurchase the New Notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase such New Notes in cash at that time or have the ability to arrange financing on acceptable terms.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended December 31,	Year Ended September 30,
	Historical 2017	Historical 2017	Historical 2016	Historical 2015	Historical 2014	Historical 2013
Ratio of Earnings to Fixed Charges(1)	1.7	2.7	3.4	2.7	8.9	6.9
(1)	The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (including amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs (including amortization of debt expense) and interest allocable to rental expense.

THE EXCHANGE OFFER

General; Terms of the Exchange Offer; Period for Tendering Old Notes

In connection with the issuance of the Old Notes on December 29, 2017 in exchange for the Bard Notes, we entered into a registration rights agreement with the dealer manager for the Bard Exchange Offer, which provides for this registered exchange offer. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for the applicable series of New Notes, which are identical in all material respects to the Old Notes, except that:

•	the New Notes have been registered with the SEC under U.S. federal securities laws and will not bear any legend restricting their transfer;
•	the New Notes bear a different CUSIP number from the Old Notes;
•	the New Notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and
•	the holders of the New Notes will not be entitled to earn additional interest under circumstances relating to our registration obligations under the registration rights agreement.

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on      , 2018. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open with respect to any series of the Old Notes. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $432,218,000 aggregate principal amount of Old 4.400% 2021 Notes, $9,225,000 aggregate principal amount of Old 3.000% 2026 Notes and $137, 032,000 aggregate principal amount of Old 6.700% 2026 Notes are outstanding.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open with respect to any series of the Old Notes, and delay acceptance for exchange of any such Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes of such series previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes with respect to one or any series of such Old Notes, upon the occurrence of any of the events specified below under “—Conditions.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the applicable Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

NEITHER WE NOR THE EXCHANGE AGENT MAKE ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Procedures for Tendering

The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal; or
•	a confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of such Old Notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant. The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or
•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an eligible institution). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our or its sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Notes and the signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you represent to us, among other things, that you are not our “affiliate,” as defined under Rule 405 under the Securities Act, that the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes whether or not the person receiving the New Notes is the holder of such New Notes, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes, and that you are not holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes. However, any purchaser of Old Notes who is our affiliate who intends to participate in the exchange offer for the purpose of distributing the New Notes or a broker-dealer that acquired Old Notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the Old Notes:

•	cannot rely on the applicable interpretations of the staff of the SEC;
•	will not be entitled to participate in the exchange offer; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer of a particular series, we will accept, as soon as practicable after the expiration date, all Old Notes properly tendered and will issue the New Notes of such series after acceptance of the Old Notes. See “—Conditions.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the later of December 29, 2017 and the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or prior to the consummation of the exchange offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC;
•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and
•	all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer).

Book-Entry Transfers

For purposes of the exchange offer of a particular series, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth under “—Exchange Agent” on or prior to the expiration date.

Withdrawal of Tenders

You may withdraw your tender of Old Notes at any time prior to the applicable expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the Old Notes to be withdrawn;
•	the Old Notes to be withdrawn (including the principal amount of such Old Notes);
•	a statement that such person is withdrawing its election to have the Old Notes exchanged; and
•	where certificates for Old Notes have been transmitted, the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer of a particular series, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Old Notes:

(1)	the applicable exchange offer violates any applicable law or is prohibited by the SEC or applicable interpretations of the staff of the SEC;
(2)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,
•	seeking to restrain or prohibit the making or consummation of the applicable exchange offer or any other transaction contemplated by the applicable exchange offer, or assessing or seeking any damages as a result thereof, or
•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the applicable exchange offer;
(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the applicable exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(4)	there has occurred:
•	any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,
•	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the applicable exchange offer,
•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or
•	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution.”

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., Exchange Agent

By Regular, Registered or Certified Mail, By Overnight Courier or By Hand:
BNY MELLON
Corporate Trust – REORG Unit
Attention: Eric Herr
111 Sanders Creek Parkway
East Syracuse, NY 13057
email: CT_REORG_UNIT_INQUIRIES@bnymellon.com
fax: 732-667-9408

Bondholder Service Number:
800-254-2826

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

In order to obtain timely delivery, you must request information no later than       , 2018, which is five business days before the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by The Bank of New York Mellon Trust Company, N.A., as exchange agent. We may also make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses (including the related reasonable out-of-pocket expenses of its sub-agents and counsel). We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;
•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the indenture relating to the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;
•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;
•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes you will receive in the exchange offer; or
•	you are holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC, you will not be entitled to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

You can find the definition of certain terms used in this description under the subheading entitled “—Certain Definitions.” Capitalized terms used in this description but not otherwise defined under “—Certain Definitions” have the meanings assigned to them in the BD Indenture. In this “Description of the New Notes,” references to “Becton, Dickinson,” “BD,” “we,” “us” and “our” refer to Becton, Dickinson and Company, as issuer of the New Notes and not to any of the subsidiaries of Becton, Dickinson and Company.

The 4.400% Notes due 2021, the 3.000% Notes due May 2026 and the 6.700% Notes due December 2026 (collectively, the “New Notes”) will be issued by Becton, Dickinson under the indenture, dated as of March 1, 1997 (the “BD Indenture”), between BD and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “BD Trustee”). This is the same indenture under which the Old Notes were issued. Except as set forth herein, the terms of the New Notes will be substantially identical and include those stated in the BD Indenture and those made part of the BD Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). References to the “Old Notes,” “Old 4.400% 2021 Notes,” “Old 3.000% 2026 Notes” or “Old 6.700% 2026 Notes” refer to the notes in exchange for which the New Notes are being offered. References to the “Notes” refer to the New Notes and the Old Notes, collectively. References to the “4.400% 2021 Notes” refer to the Old 4.400% 2021 Notes and the New 4.400% 2021 Notes, collectively. References to the “3.000% 2026 Notes” refer to the Old 3.000% 2026 Notes and the New 3.000% 2026 Notes, collectively. References to the “6.700% 2026 Notes” refer to the Old 6.700% 2026 Notes and the New 6.700% 2026 Notes, collectively. Any Old Notes of a series that remain outstanding after the completion of the exchange offer, together with the New Notes of such series issued in the exchange offer, will be treated as a single class of securities under the BD Indenture and are referred to in this section as a “series” of Notes.

The following description is a summary of the material provisions of the Notes and the BD Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the applicable Notes and the BD Indenture, copies of which are available as set forth in the section of the prospectus entitled “Where You Can Find More Information.”

General

The registered holder of a New Note will be treated as its owner for all purposes. Only registered holders will have rights under the BD Indenture. The New Notes will be issued in registered, book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

   New 4.400% 2021 Notes

•	Title of the notes: 4.400% Notes due 2021 (the “New 4.400% 2021 Notes”)
•	Total principal amount being issued: up to $432,218,000
•	Maturity date: January 15, 2021
•	Interest rate: 4.400%
•	Date interest starts accruing: January 15, 2018
•	Interest payment dates: January 15 and July 15
•	First interest payment date: the first interest payment date (as described above) occurring after the date that interest starts accruing on the New 4.400% 2021 Notes
•	Regular record dates for interest: January 1 and July 1
•	Redemption: See “—Optional Redemption”
•	Listing: the New 4.400% 2021 Notes will not be listed on any securities exchange or included in any automated quotation system

   New 3.000% 2026 Notes

•	Title of the notes: 3.000% Notes due May 2026 (the “New 3.000% 2026 Notes”)
•	Total principal amount being issued: up to $9,225,000
•	Maturity date: May 15, 2026
•	Interest rate: 3.000%
•	Date interest starts accruing: December 29, 2017
•	Interest payment dates: May 15 and November 15
•	First interest payment date: the first interest payment date (as described above) occurring after the date that interest starts accruing on the New 3.000% 2026 Notes
•	Regular record dates for interest: May 1 and November 1
•	Redemption: See “—Optional Redemption”
•	Listing: the New 3.000% 2026 Notes will not be listed on any securities exchange or included in any automated quotation system

   New 6.700% 2026 Notes

•	Title of the notes: 6.700% Notes due December 2026 (the “New 6.700% 2026 Notes”)
•	Total principal amount being issued: up to $137,032,000
•	Maturity date: December 1, 2026
•	Interest rate: 6.700%
•	Date interest starts accruing: December 29, 2017
•	Interest payment dates: June 1 and December 1
•	First interest payment date: the first interest payment date (as described above) occurring after the date that interest starts accruing on the New 6.700% 2026 Notes
•	Regular record dates for interest: May 15 and November 15
•	Redemption: None
•	Listing: the New 6.700% 2026 Notes will not be listed on any securities exchange or included in any automated quotation system

Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months, payable to the person in whose name a Note is registered at the close of business on the regular record date immediately preceding the applicable interest payment date, as indicated above for each series of Notes. If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

Ranking

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness. However, the Notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries, including guarantees provided by our subsidiaries under their indebtedness, other than subsidiaries that may guarantee the Notes in the future. The Notes will be structurally subordinated to the Bard Notes not tendered in conjunction with the Bard Exchange Offer.

Additional Notes

Each series of Notes will be initially limited to the total principal amount of corresponding Bard Notes delivered in the Bard Exchange Offer on the settlement date thereof (after giving effect to our repurchase of Old 3.000% 2026 Notes in a “change of control” offer). We may, without notice to or consent of the holders or beneficial owners of the Notes of any series, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes of such series previously issued. Any such additional notes issued could be considered part of the same series of notes under the BD Indenture as the notes of any series offered hereby. In the event any additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the series of notes offered hereby.

Optional Redemption

We may, at our option, redeem the 4.400% 2021 Notes and the 3.000% 2026 Notes, in whole or in part, at any time prior to October 15, 2020 with respect to the 4.400% 2021 Notes (three months prior to the maturity date) and at any time prior to February 15, 2026 with respect to the 3.000% 2026 Notes (three months prior to the maturity date). If we choose to do so, we will deliver a notice of redemption to you not less than 30 days and not more than 60 days before this redemption occurs. The redemption price, as determined by us, will be equal to the greater of:

•	100% of the principal amount of such Notes to be redeemed; and
•	the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed (excluding the portion of interest that will be accrued and unpaid to and including the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 4.400% 2021 Notes and 20 basis points in the case of the 3.000% 2026 Notes;

plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption. The Independent Investment Banker shall be a Reference Treasury Dealer.

At any time on or after October 15, 2020 with respect to the 4.400% 2021 Notes and February 15, 2026 with respect to the 3.000% 2026 Notes, we may redeem those series of Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption. The 6.700% 2026 Notes are not redeemable prior to December 1, 2026 (the stated maturity date for said notes).

“Treasury Rate” means, for any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price, expressed as a percentage of its principal amount, for that redemption date. The yield of the Comparable Treasury Issue will be computed as of the second business day immediately preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by one of the investment banking firms named below that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the applicable remaining terms of the Notes being redeemed.

The investment banks we may use to select a Comparable Treasury Issue for this purpose are Citigroup Global Markets Inc. and its successor and any three other nationally recognized investment banking firms that we will appoint from time to time that are primary dealers of U.S. government securities in New York City, each of whom we call a “Reference Treasury Dealer.” If any of the firms named in the preceding sentence ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm as a substitute.

“Comparable Treasury Price” means, for any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations; or if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all those quotations.

“Reference Treasury Dealer Quotation” means, with respect to any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by a Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding that redemption date. We shall seek Reference Treasury Dealer Quotations in respect of any redemption date from each of the then-existing Reference Treasury Dealers.

“Remaining Scheduled Payments” means, with respect to each Note being redeemed, the remaining scheduled payments of principal and interest on that Note that would be due after the related redemption date but for the redemption. If, however, the redemption date is not an interest payment date with respect to that Note, the amount of the next succeeding scheduled interest payment on that Note that would have been due will be deemed reduced by the amount of interest accrued on the Note to the redemption date.

On and after the redemption date, the Notes or any portion of the Notes called for redemption will stop accruing interest. On or before any redemption date, we will deposit with the paying agent or the BD Trustee money sufficient to pay the accrued interest on the Notes to be redeemed and their redemption price. If less than all of the Notes are redeemed, those notes shall be redeemed in accordance with Depository Trust Company procedures.

   Offer to Redeem Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” each holder of outstanding Notes will have the right to require us to purchase all or a portion of that holder’s notes (equal to $1,000 or an integral multiple of $1,000 in excess thereof) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the BD Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of Notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the BD Trustee at the address specified in the notice, or transfer their notes to the BD Trustee by book-entry transfer pursuant to the applicable procedures of the BD Trustee, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and that third party purchases all notes properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, BD will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of BD and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to BD or one of its subsidiaries;
•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BD, measured by voting power rather than number of shares;

•	BD consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BD, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of BD or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of BD outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or
•	the adoption of a plan relating to the liquidation or dissolution of BD.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) BD becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of BD’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by BD of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade and the downgrade would result in a Change of Control Triggering Event). Unless at least two of the Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to be rated below Investment Grade by the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by BD in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the notes publicly available for reasons outside of BD’s control, BD may appoint a replacement for that Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

   Offer to Redeem Upon Repurchase Event.

Upon the occurrence of the Repurchase Event, we will send, or upon our request the Trustee will send on our behalf and at our expense, within 10 days following the date upon which the Repurchase Event has occurred and in accordance with DTC procedures or otherwise by first class mail, a notice to each holder of the 3.000% 2026 Notes, with a copy to the Trustee, which notice shall govern the terms of an offer by us to purchase all or a portion of that holder’s 3.000% 2026 Notes (equal to $1,000 or an integral multiple of $1,000 in excess thereof) (a “Repurchase Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Repurchase Offer Payment”), subject to the rights of holders of 3.000% 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date. The notice shall offer to repurchase the 3.000% 2026 Notes on the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Repurchase Payment Date”). For purposes hereof:

“Repurchase Event” means the consummation of the Company’s acquisition of C. R. Bard, Inc., pursuant to the agreement and plan of merger, dated April 23, 2017, among C. R. Bard, Inc., a New Jersey corporation, the Company, and Lambda Corp., a New Jersey corporation and the Company’s wholly owned subsidiary. The acquisition was consummated on December 29, 2017.

If holders of 3.000% 2026 Notes elect to have Notes purchased pursuant to the Repurchase Offer, they must surrender their 3.000% 2026 Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of their 3.000% 2026 Note completed, to the Trustee at the address specified in the notice, or transfer their 3.000% 2026 Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of DTC, prior to the close of business on the third Business Day prior to the Repurchase Payment Date. On or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Repurchase Payment Date, we will, to the extent lawful, deposit with the paying agent or the Trustee an amount equal to the Repurchase Offer Payment in respect of all the 3.000% 2026 Notes or portions of the 3.000% 2026 Notes properly tendered.

On the Repurchase Payment Date, we will, to the extent lawful, (i) accept for payment all 3.000% 2026 Notes or portions of 3.000% 2026 Notes properly tendered pursuant to the Repurchase Offer and (ii) deliver or cause to be delivered to the Trustee the 3.000% 2026 Notes properly accepted. The paying agent or the Trustee, as applicable, will promptly deliver to each holder of the 3.000% 2026 Notes properly tendered the Repurchase Offer Payment for such 3.000% 2026 Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder of the 3.000% 2026 Notes a new 3.000% 2026 Note equal in principal amount to any unpurchased portion of the 3.000% 2026 Notes surrendered, if any; provided that each new 3.000% 2026 Note shall be in a minimum principal amount equal to $1,000 and integral multiples of $1,000 in excess thereof.

Certain Covenants

   Restrictions on Secured Debt

If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the Notes (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the Notes) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries’ Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

•	mortgages existing on properties on the date of the BD Indenture,
•	mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages,
•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,
•	mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,
•	mortgages in favor of us or a Restricted Subsidiary,
•	mortgages in connection with the issuance of tax-exempt industrial development bonds,
•	mortgages under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and
•	subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

   Restrictions on Sale and Leasebacks

We will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	the commitment to enter into the sale and leaseback transaction was obtained during that 120-day period;
•	we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under “—Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes;
•	within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of
(i)	the net proceeds of the sale of the Principal Property and
(ii)	the fair market value of the Principal Property; or
•	we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

   Waiver of Certain Covenants

We may omit in any particular instance to comply with any term, provision or condition set forth in “—Restrictions on Secured Debt” and “—Restrictions on Sale and Leasebacks” above with respect to the Notes of any series if before the time for such compliance the holders of a majority in principal amount of the outstanding Notes of such series shall either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of BD and the duties of the BD Trustee in respect of any such term, provision or condition shall remain in full force and effect.

   Reports

We will (a) file with the BD Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (or copies of such portions thereof as may be prescribed by the SEC by rules and regulations); or, if we are not required to file with the SEC information, documents or reports pursuant to either Section 13 or Section 15(d) of the Exchange Act, then we will file with the BD Trustee and will file with the SEC, in accordance with rules and regulations prescribed by the SEC, such of the supplementary and periodic information, documents and reports required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations; (b) file with the BD Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by BD with the conditions and covenants provided for in the BD Indenture as may be required by such rules and regulations, including, in the case of annual reports, if required by such rules and regulations, certificates or opinions of independent public accountants, conforming to the requirements set forth in the BD Indenture, as to compliance with conditions or covenants, compliance with which is subject to verification by accountants; (c) mail, or cause the BD Trustee to mail, to the holders of the Notes, as the names and addresses of such holders appear on the registry for the Notes, such information, documents or reports required to be filed with the BD Trustee pursuant to the provisions of paragraphs (a) and (b) of this paragraph as may be required by rules and regulations prescribed by the SEC; and (d) remain subject to the informational filing requirements of the SEC pursuant to the Exchange Act.

   Consolidation, Merger and Sale of Assets

We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

•	we are the surviving person; or
•	the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the Notes and under the BD Indenture; and
•	immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.

Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the BD Indenture and under the Notes and the Registration Rights Agreement.

Events of Default

The following are “events of default” under the BD Indenture with respect to Notes of any series:

•	default in the payment of interest on the Notes when due, which continues for 30 days;
•	default in the payment of principal of the Notes when due;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any other obligation contained in the BD Indenture, which default continues for 60 days after we receive written notice of it from the BD Trustee or from the holders of 25% in principal amount of the outstanding Notes of that series; or
•	specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors.

An event of default for a particular series of Notes will not necessarily constitute an event of default for other series of Notes or for any other series of debt securities under the BD Indenture.

If an event of default for any series of Notes occurs and is continuing, the BD Trustee or the holders of at least 25% in aggregate principal amount of the Notes of the series may require us to repay immediately the entire principal of the Notes of that series.

At any time after a declaration of acceleration with respect to Notes of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the Notes of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

We are required to furnish to the BD Trustee annually an Officers’ Certificate as to our compliance with all conditions and covenants under the BD Indenture. We must notify the BD Trustee within five days of any default or event of default.

The BD Indenture provides that the BD Trustee will, within 60 days after the occurrence of a default with respect to the Notes of any series, give to the holders of the Notes notice of all defaults. In certain instances, the BD Trustee may withhold that notice if and so long as a responsible officer of the BD Trustee in good faith determines that withholding the notice is in the interest of the holders of the Notes. By “default” we mean any event which is, or after notice or passage of time would be, an event of default.

The BD Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding Notes, by notice to the BD Trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the BD Trustee, or exercising any trust or power conferred on the BD Trustee.

Subject to the further conditions contained in the BD Indenture, the holders of a majority in aggregate principal amount outstanding of the Notes of any series may waive, on behalf of the holders of all Notes of that series, any past default or event of default and its consequences except a default or event of default:

•	in the payment of the principal of, or interest on, the Notes of that series; or
•	in respect of a covenant or provision of such indenture which cannot under the terms of the BD Indenture be amended or modified without the consent of the holder of each outstanding Note that is adversely affected thereby.

Modification and Waiver

Under the BD Indenture we and the BD Trustee may enter into one or more supplemental indentures without the consent of the holders of Notes in order to:

•	evidence the succession of another corporation to our company and the assumption of our covenants by that successor,
•	provide for a successor BD Trustee with respect to the Notes of all or any series,
•	establish the forms and terms of additional debt securities of any series,
•	provide for uncertificated or unregistered Notes,
•	cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the Notes under the BD Indenture,
•	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or
•	provide for the issuance of exchange notes pursuant to the Registration Rights Agreement.

We and the BD Trustee may, with the consent of the holders of a majority in principal amount of the outstanding Notes of each affected series, amend the BD Indenture and the Notes of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the BD Indenture or modifying the rights of holders of Notes under the BD Indenture. However, without the consent of each holder of Notes affected, we may not amend or modify the BD Indenture to:

•	change the stated maturity date of any installment of principal of, or interest on, any Note,
•	reduce the principal amount of, or the rate of interest on, any Note,
•	adversely affect the rights of any Note holder under any mandatory redemption or repurchase provision,
•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,
•	change the place or currency of payment of principal of, or any premium or interest on, any Note,
•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any Note,
•	reduce the percentage in principal amount of Notes of any series, the consent of whose holders is required to modify or amend the BD Indenture or to waive compliance with certain provisions of the BD Indenture,
•	reduce the percentage in principal amount of Notes of any series, the consent of whose holders is required to waive any past default,
•	waive a default in the payment of principal of, or interest on, any Note,
•	change any of our obligations to maintain offices or agencies where the Notes may be surrendered for payment, registration or transfer and where notices and demands may be served upon us, or
•	change any of the above provisions, except to increase any such percentage or to provide that certain other provisions of the BD Indenture cannot be modified or waived without the consent of each holder of any Note affected.

Defeasance and Covenant Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under the BD Indenture. We may elect either:

•	to defease and be discharged from any and all obligations with respect to
•	Notes of any series payable within one year, or
•	other Notes of any series upon the conditions described below; or
•	to be released from our obligations with respect to covenants described under “—Certain Covenants” above (“covenant defeasance”),

upon (or, with respect to defeasance of Notes payable later than one year from the date of defeasance, on the 91st day after) the deposit with the BD Trustee, in trust for that purpose, of money and/ or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the Notes.

As a condition to defeasance of any Notes of any series payable later than one year from the time of defeasance, we must deliver to the BD Trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

We may exercise either defeasance option with respect to the Notes of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Notes of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the Notes of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the Notes. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

Concerning the BD Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the BD Indenture and has been appointed as registrar and paying agent for the Notes, subject to replacement by BD.

If an Event of Default occurs and is continuing under the BD Indenture, the BD Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The BD Trustee will become obligated to exercise any of its powers under BD Indenture at the request of any of the holders of Notes under the BD Indenture only after those holders have offered the BD Trustee indemnity satisfactory to it. In addition to acting as BD Trustee under the BD Indenture of the Notes, The Bank of New York Mellon Trust Company, N.A. has also acted as co-manager for previous BD notes offerings and also acts as lender in the ordinary course of business to BD and its affiliates.

The BD Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with BD, its subsidiaries and affiliates in the ordinary course of business, subject to the TIA. If the BD Trustee becomes one of BD’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The BD Trustee is permitted to engage in other transactions with BD. If, however, it acquires any conflicting interest at any time when there is a default in respect of securities issued under the BD Indenture, it must eliminate that conflict or resign under the BD Indenture.

Governing Law

The BD Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the BD Indenture, in the Notes, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer, director or employee, as such, of BD or of any successor, either directly or through BD or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability being expressly waived and released by the acceptance of the Notes by the holders thereof and as part of the consideration for the issue of the Notes.

Certain Definitions

“Attributable Debt” means, with respect to a lease which we or any Restricted Subsidiary is at any time liable as a lessee, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” with respect to any Person means the total amount of such Person and the Subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Funded Debt” means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets of the Company, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Registration Rights Agreement” means the registration rights agreement with respect to the Notes dated as of the issue date of the Old Notes between BD and the Dealer Manager.

“Restricted Subsidiary” means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

General

The New Notes will be represented by one or more global notes in registered form without interest coupons attached (the “Global Notes”). The Global Notes will be deposited with a custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Notes (the “Book-Entry Interests”) will be limited to persons who have accounts with DTC, or persons who hold interests through such participants. DTC will hold interests in the Global Notes on behalf of its participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the Notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of Notes for any purpose.

So long as the Notes are held in global form, DTC (or its nominee) will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

Neither the Company nor the Trustee for the New Notes has any responsibility or liability for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominee) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). The Company understands that, under existing practices of DTC, if fewer than all of a series of Notes are to be redeemed at any time, DTC will credit its participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as it deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Payments on Global Notes

The Company will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest and all other amounts payable) to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures. The Company will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. The Company expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the Indenture, the Company and the Trustee will treat the registered holders of the Global Notes (i.e., DTC (or its nominee)) as the owners thereof for the purpose of receiving payments and for all other purposes. None of the Company, the Trustee or any of their respective agents has or will have any responsibility or liability for:

•	any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or
•	DTC or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes

Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests in such Notes through DTC in U.S. dollars.

Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of the Company, the Trustee or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action By Owners of Book-Entry Interests

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for definitive registered Notes in certificated form (the “Definitive Registered Notes”), and to distribute Definitive Registered Notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note of the same series will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Definitive Registered Notes

Under the terms of the Indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:

•	if DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, a qualified successor depositary is not appointed by the Company within 90 days;
•	if an event of default under the applicable indenture occurred or is continuing and the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC.

In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such Note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $1,000 shall be issued. The Company will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

The Company shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the applicable series of Notes, (b) any date fixed for redemption of the applicable series of Notes or (c) the date fixed for selection of the series of Notes to be redeemed in part. Also, the Company is not required to register the transfer or exchange of any Notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the applicable indenture. The Company may require a holder to pay any taxes and fees required by law and permitted by the applicable indenture and the applicable series of Notes.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, the Company shall issue and the Trustee shall authenticate a replacement Definitive Registered Note if the Trustee’s and the Company’s requirements are met. The Trustee or the Company may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or the paying agent appointed pursuant to the applicable indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Company may charge for its expenses in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the provisions of the indenture, the Company in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the applicable indenture.

Information Concerning DTC

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

The Company understands as follows with respect to DTC:

DTC is:

•	a limited purpose trust company organized under the New York Banking Law;
•	a “banking organization” under New York Banking Law;
•	a member of the Federal Reserve System;
•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., NYSE MKT LLC, the Financial Industry Regulatory Authority, Inc. and a number of DTC’s direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Global Clearance and Settlement Under the Book-Entry System

The Notes are expected to trade in DTC’s Same-Day Funds Settlement System and any permitted secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds.

The Company expects that secondary trading in any certificated Notes will also be settled in immediately available funds. Cross-market transfers of Book-Entry Interests in the Notes between the participants in DTC will be done through DTC in accordance with DTC’s rules.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, the registrar, any transfer agent or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial Settlement

Initial settlement for the Notes will be made in dollars. Book-Entry Interests owned through DTC accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of DTC, holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

The Book-Entry Interests will trade through participants of DTC and will settle in same day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

REGISTRATION RIGHTS AGREEMENT

We have filed with the registration statement (the “exchange offer registration statement”), of which this prospectus forms a part, and are conducting the exchange offer in accordance with our obligations under, the registration rights agreement entered into between us and the dealer manager of the Bard Exchange Offer. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes.

Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Old Notes, at our cost to use our commercially reasonable efforts, to:

•	file, no later than 180 days after the settlement date of the Bard Exchange Offer, a registration statement with the SEC, which we refer to in this section as the “exchange offer registration statement,” with respect to a registered offer, which we refer to in this section as the “registered exchange offer,” to exchange the Old Notes of each series for New Notes of the same series, which will have terms identical in all material respects to such Old Notes, except that the exchange notes will not contain transfer restrictions;
•	cause the exchange offer registration statement to be declared effective; and
•	complete the registered exchange offer within 365 days after the Settlement Date.

The registration rights agreement provides that, promptly after the exchange offer registration statement has been declared effective, we will commence the registered exchange offer. Under the registration rights agreement, we agreed to keep the registered exchange offer open for not less than 20 business days after the date notice is mailed to the holders, or longer if required by applicable law. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of their original issuance. The New Notes will vote and consent together with the Old Notes of the same series on all matters on which holders of such Old Notes or New Notes are entitled to vote and consent.

If:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine upon the advice of our outside counsel that we are not permitted to effect the registered exchange offer;
•	any holder of Old Notes notifies us prior to the completion of the registered exchange offer that it is not eligible to participate in the registered exchange offer or does not receive fully tradeable New Notes pursuant to the registered exchange offer; or
•	for any other reason, the registered exchange offer is not completed within 365 days after the settlement date of the Bard Exchange Offer;

the registration rights agreement provides that we will, at our reasonable cost:

•	as promptly as practicable, but not more than 90 days after so required or requested pursuant to the registration rights agreement, file with the SEC a shelf registration statement, which we refer to in this section as the “shelf registration statement,” covering resales of the Old Notes;
•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act within 270 days after the date, if any, on which we became obligated to file the shelf registration statement; and
•	use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the date that is one year after the settlement date of the Bard Exchange Offer or the time that all Old Notes eligible to be sold under the shelf registration statement have been sold pursuant to the shelf registration statement or are freely tradeable pursuant to Rule 144 of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder, we will agree to:

•	provide copies of the prospectus that is part of the shelf registration statement;
•	notify each such holder when the shelf registration statement has been filed and when it has become effective; and
•	take certain other actions as are required to permit unrestricted resales of the Old Notes.

A holder that sells Old Notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification obligations. No holder shall be entitled to be named as a selling security holder in the shelf registration statement or to use the prospectus forming a part thereof for resales of the Old Notes unless such holder has signed and returned to us a notice and questionnaire as distributed by us consenting to such holder’s inclusion in the shelf registration statement and related prospectus as a selling security holder and providing further information to us. In addition, a holder of Old Notes will be required to deliver information to be used in connection with the shelf registration statement to benefit from the provisions set forth in the following paragraph.

If:

•	neither the registered exchange offer is completed within 365 days after the settlement date of the Bard Exchange Offer nor the shelf registration has been declared effective within 270 days after the date, if any, on which we became obligated to file the shelf registration statement; or
•	the shelf registration statement, if applicable, has been both filed and effective but ceases to be effective or usable for a period of time that exceeds 120 days in the aggregate in any 12-month period in which it is required to be effective under the registration rights agreement, each such event referred to in this bullet point and the previous bullet point we refer to as a “registration default”;

then we will be required to pay additional interest as liquidated damages to the holders of the Old Notes affected thereby, and additional interest will accrue on the principal amount of the Old Notes affected thereby, in addition to the stated interest on the Old Notes, from and including the date on which any registration default shall occur to, but not including, the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase to a maximum of 0.50% per annum additional interest thereafter while any registration default is continuing, until all registration defaults have been cured.

Following the cure of all registration defaults, the accrual of additional interest on the affected Old Notes will cease and the interest rate will revert to the original rate on such Old Notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of Old Notes with respect to any registration default.

The registration rights agreement provides that a holder of Old Notes is deemed to have agreed to be bound by the provisions of the registration rights agreement whether or not the holder has signed the registration rights agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations relating to the exchange of Old Notes for New Notes pursuant to the exchange offer, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), common trust funds, controlled foreign corporations, dealers or traders in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, hedge, synthetic security, conversion transaction, constructive sale, or other integrated investment comprising notes and one or more other investments). In addition, this discussion does not describe any tax considerations arising under U.S. federal gift, estate or other tax laws, or under the tax laws of any state, local or foreign jurisdiction. The discussion below is based on the Internal Revenue Code of 1986, as amended, the U.S. Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of Old Notes for New Notes and relating to the acquisition, ownership and disposition of the New Notes.

The exchange of an Old Note for a New Note pursuant to the exchange offer will not constitute a “significant modification” of the Old Note for U.S. federal income tax purposes and, accordingly, the New Note received by a holder will be treated as a continuation of the Old Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an Old Note for a New Note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Old Note immediately before the exchange. A holder who does not exchange its Old Notes for New Notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. During this period, we will send copies of this prospectus, as amended or supplemented, to those broker-dealers that check the box on the letter of transmittal accompanying this prospectus requesting additional copies of this prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account as a result of market-making or other trading activities pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers or transfer taxes, if any, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, will issue an opinion about certain New Jersey law matters in connection with the offering of the New Notes. The validity of the New Notes offered hereby will be passed upon for Becton, Dickinson and Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Becton, Dickinson and Company, appearing in Becton, Dickinson and Company’s Annual Report (Form 10-K) for the year ended September 30, 2017, and the effectiveness of Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of C. R. Bard, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus forms a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017;
(b)	our Quarterly Report on Form 10-Q for the three months ended December 31, 2017;
(c)	the portions of our Proxy Statement on Schedule 14A for our 2018 annual meeting of stockholders filed with the SEC on December 14, 2017 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2017; and
(d)	our Current Reports on Form 8-K filed with the SEC on December 29, 2017 (both filings), January 24, 2018, February 15, 2018, February 22, 2018, March 1, 2018 and March 2, 2018.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary of Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this prospectus and, therefore, is not incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 3-5 of Title 14A of the New Jersey Business Corporation Act, as amended, which we refer to as the NJBCA, stipulates that, unless limited by its certificate of incorporation, by-laws, a resolution of its board of directors or of its shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in a proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled, a New Jersey corporation has the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding, including any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the corporation, no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court or the court in which such proceeding was brought determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper. Unless otherwise provided in the corporation’s organizational documents, the determination that the corporate agent is eligible for indemnification pursuant to the NJBCA shall be made: (1) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; (2) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (3) by the shareholders if the certificate of incorporation or by-laws or a resolution of the board of directors or of the shareholders so directs.

The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions: (1) were in breach of his duty of loyalty to the corporation or its shareholders; (2) were not in good faith or involved a knowing violation of law; or (3) resulted in receipt by the corporate agent of an improper personal benefit.

The BD restated certificate of incorporation provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors, no director will be personally liable to BD or its shareholders for damages for breach of any duty owed to BD or its shareholders.

The BD by-laws provide that, to the full extent that applicable law permits the limitation or elimination of the liability of any corporate agent, BD will indemnify any corporate agent involved in any proceeding by reason of the fact that he is, or was, a corporate agent of BD. The reasonable expenses incurred by a director or officer in defending or investigating a proceeding will be paid by BD in advance of the final disposition of such proceeding upon receipt of an undertaking (reasonably satisfactory to BD) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by BD.

Any indemnification under BD’s by-laws will be made by BD only as authorized in the specific case upon a determination that indemnification of the corporate agent is proper in the circumstances, because such person has met the applicable standard of conduct set forth in the NJBCA. With respect to directors or officers of BD, such determination shall be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; (ii) if there are no such directors, or if such directors so direct, in a written opinion by independent legal counsel designated by the board of directors; or (iii) by the shareholders. With respect to all other corporate agents and unless otherwise directed by the board of directors, such determination may be made by BD’s general counsel.

BD maintains a standard policy of officers’ and directors’ liability insurance.

The foregoing is only a general summary of certain aspects of New Jersey law and BD’s restated certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the NJBCA referenced above and the restated certificate of incorporation and by-laws of BD.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(7)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing
2.1	Agreement and Plan of Merger, dated as of April 23, 2017, among C. R. Bard, Inc., Becton, Dickinson and Company and Lambda Corp.	Incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K dated April 24, 2017.
2.2	Amendment No. 1, dated July 28, 2017, to the Agreement and Plan of Merger, dated as of April 23, 2017, among C. R. Bard, Inc., Becton, Dickinson and Company and Lambda Corp.	Incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K dated July 28, 2017.
3.1	Restated Certificate of Incorporation, dated as of January 29, 2013.	Incorporated by reference to Exhibit 3(a) to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.
3.2	Certificate of Amendment of the Restated Certificate of Incorporation, filed with the State of New Jersey Department of Treasury and effective May 15, 2017.	Incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form 8-A filed on May 16, 2017.
3.3	By-Laws, as amended and restated as of April 23, 2017.	Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated April 24, 2017.
4.1	Indenture, dated as of March 1, 1997, between the registrant and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank)	Incorporated by reference to Exhibit 4(a) to Form 8-K filed by the registrant on July 31, 1997
4.2	Form of 7% Debentures due August 1, 2027.	Incorporated by reference to Exhibit 4(d) of the registrant’s Current Report on Form 8-K filed on July 31, 1997.
4.3	Form of 6.70% Debentures due August 1, 2028.	Incorporated by reference to Exhibit 4(d) of the registrant’s Current Report on Form 8-K filed on July 29, 1999.
4.4	Form of 4.900% Notes due April 15, 2018.	Incorporated by reference to Exhibit 4(i) of the registrant's Annual Report on form 10-K for the fiscal year ended September 30, 2015.
4.5	Form of 0.368% Notes due June 6, 2019
Incorporated by reference to Exhibit 4.8 of the registrant's Current Report on Form 8-K filed on June 5, 2017 and to Exhibit 4.1 of the registrant's Current Report on Form 8-K filed on February 22, 2018.

4.6	Form of 2.133% Notes due June 6, 2019.	Incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.7	Form of 2.675% Notes due December 15, 2019.	Incorporated by reference to Exhibit 4.3 of the registrant’s Current Report on Form 8-K filed on December 15, 2014.
4.8	Form of 2.404% Notes due June 5, 2020.	Incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.9	Form of 3.25% Notes due November 12, 2020.	Incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed on November 12, 2010.
4.10	Form of Floating Rate Notes due December 29, 2020	Incorporated by reference to Exhibit 4.1 of the registrant's Current Report on Form 8-K filed on March 1, 2018.

Exhibit Number	Description	Method of Filing
4.11	Form of 3.125% Notes due November 8, 2021.	Incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on November 8, 2011.
4.12	Form of 2.894% Notes due June 6, 2022.	Incorporated by reference to Exhibit 4.3 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.13	Form of 3.363% Notes due June 6, 2024.	Incorporated by reference to Exhibit 4.5 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.14	Form of 3.734% Notes due December 15, 2024.	Incorporated by reference to Exhibit 4.4 of the registrant’s Current Report on Form 8-K filed on December 15, 2014.
4.15	Form of 3.700% Notes due June 6, 2027.	Incorporated by reference to Exhibit 4.6 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.16	Form of 6.00% Notes due May 15, 2039.	Incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on May 13, 2009.
4.17	Form of 5.00% Notes due November 12, 2040.	Incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on November 12, 2010.
4.18	Form of 4.685% Notes due December 15, 2044.	Incorporated by reference to Exhibit 4.5 of the registrant’s Current Report on Form 8-K filed on December 15, 2014.
4.19	Form of 4.669% Notes due June 6, 2047.	Incorporated by reference to Exhibit 4.7 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.20	Form of Floating Rate Notes due June 6, 2022.	Incorporated by reference to Exhibit 4.4 of the registrant’s Current Report on Form 8-K filed on June 5, 2017.
4.21	Form of 3.300% Notes due March 1, 2023.	Incorporated by reference to Exhibit 4.4 of the registrant’s Current Report on Form 8-K filed on April 29, 2015.
4.22	Form of 3.875% Notes due May 15, 2024.	Incorporated by reference to Exhibit 4.5 of the registrant’s Current Report on Form 8-K filed on April 29, 2015.
4.23	Form of 4.875% Notes due May 15, 2044.	Incorporated by reference to Exhibit 4.6 of the registrant’s Current Report on Form 8-K filed on April 29, 2015.
4.24	Form of 4.400% Notes due January 15, 2021.	Incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed on December 29, 2017.
4.25	Form of 3.000% Notes due May 15, 2026.	Incorporated by reference to Exhibit 4.3 of the registrant’s Current Report on Form 8-K filed on December 29, 2017.
4.26	Form of 6.700% Notes due December 1, 2026.	Incorporated by reference to Exhibit 4.4 of the registrant’s Current Report on Form 8-K filed on December 29, 2017.
4.27	Registration Rights Agreement, dated as of December 29, 2017, between Becton, Dickinson and Company and Citigroup Global Markets Inc.	Incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed on December 29, 2017.

Exhibit Number	Description	Method of Filing
4.28	Form of Certificate for the 6.125% Mandatory Convertible Preferred Stock, Series A.	Incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form 8-A filed on May 16, 2017.
4.29
Deposit Agreement, dated as of May 16, 2017, among Becton, Dickinson and Company and Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary and Computershare Trust Company, N.A., acting as Registrar and Transfer Agent, on behalf of the holders from time to time of the depositary receipts described therein.
Incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form 8-A filed on May 16, 2017.
4.30	Form of Depositary Receipt for the Depositary Shares.	Incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form 8-A filed on May 16, 2017.
5.1	Opinion of Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company.	Filed herewith.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.	Filed herewith.
10.1	Form of Employment Agreement with executive officers relating to employment following a change of control of the registrant (with tax reimbursement provisions).*	Incorporated by reference to Exhibit 10(a) to the registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2008.
10.2	Form of Employment Agreement with executive officers relating to employment following a change of control of the registrant (without tax reimbursement provisions).*	Incorporated by reference to Exhibit 10(a)(ii) to the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.
10.3	Stock Award Plan, as amended and restated as of January 31, 2006.*	Incorporated by reference to Exhibit 10(a) to the registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2005.
10.4	Performance Incentive Plan, as amended and restated January 24, 2017.*	Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.
10.5	Deferred Compensation and Retirement Benefit Restoration Plan, as amended and restated as of September 27, 2016.*	Incorporated by reference to Exhibit 10(d) to the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.
10.6	1996 Directors’ Deferral Plan, as amended and restated as of November 25, 2014.*	Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K dated December 2, 2014.
10.7	Amended and Restated Aircraft Time Sharing Agreement between Becton, Dickinson and Company and Vincent A. Forlenza dated as of March 21, 2012.*	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K dated March 27, 2012.
10.8	2004 Employee and Director Equity-Based Compensation Plan, as amended and restated as of January 26, 2016.*	Incorporated by reference to Exhibit 10 to the registrant’s Current Report on Form 8-K dated January 29, 2016.
10.9	Terms of Awards under 2004 Employee and Director Equity-Based Compensation Plan and Stock Award Plan.*	Incorporated by reference to Exhibit 10(g)(ii) to the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Exhibit Number	Description	Method of Filing
10.10	Five-Year Credit Agreement, dated January 29, 2016 among the registrant and the banks named therein (term has been extended to January 24, 2022).	Incorporated by reference to Exhibit 10 to the registrant’s Current Report on Form 8-K dated February 4, 2016.
10.11	364-Day Term Loan Agreement, dated December 19, 2014, by and among Becton, Dickinson and Company, as borrower, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 14, 2014.
10.12	Form of Commercial Paper Dealer Agreement.	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 6, 2015.
10.13	Tax Matters Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation.	Incorporated by reference to Exhibit 10.3 to Cardinal Health, Inc.’s Current Report on Form 8-K filed on September 4, 2009.
10.14	Letter of Understanding dated March 28, 2016 between Becton, Dickinson and Company and Alexandre Conroy.*	Incorporated by reference to Exhibit 10 to the registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2016.
10.15	Three-Year Term Loan Agreement, dated as of May 12, 2017, by and among Becton, Dickinson and Company, the lenders party thereto, and Citibank, N.A., as administrative agent.	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed May 10, 2017.
10.16	Credit Agreement, dated as of May 12, 2017, by and among Becton, Dickinson and Company, the banks and issuers of letters of credit party thereto and Citibank, N.A., as administrative agent.	Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed May 10, 2017.
12.1	Computation of Ratio of Earnings to Fixed Charges	Incorporated by reference to Exhibit 12.1 to the registrant’s Current Report on Form 8-K filed March 1, 2018.
21.1	Subsidiaries of the registrant.	Incorporated by reference to Exhibit 21 to the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.
23.1	Consent of Ernst & Young LLP.	Filed herewith.
23.2	Consent of KPMG LLP.	Filed herewith.
23.3	Consent of Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company.	Included as part of Exhibit 5.1.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.	Included as part of Exhibit 5.2.
24.1	Power of Attorney.	Included on Signature Page.
25.1	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture dated as of March 1, 1997.	Filed herewith.
99.1	Form of Letter of Transmittal.	Filed herewith.
*	Denotes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, in the State of New Jersey, on the 8th day of March, 2018.

BECTON, DICKINSON AND COMPANY

By:	/s/ Vincent A. Forlenza
	Name:	Vincent A. Forlenza
	Title:	Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Vincent A. Forlenza, Christopher R. Reidy, Samrat S. Khichi and Gary DeFazio, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 8th day of March, 2018:

Signature	Title

/s/ Vincent A. Forlenza	Chairman and Chief Executive Officer (Principal Executive Officer)
Vincent A. Forlenza

/s/ Christopher R. Reidy	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)
Christopher R. Reidy

/s/ John E. Gallagher	Senior Vice President, Corporate Finance, Controller and Treasurer (Principal Accounting Officer)
John E. Gallagher

/s/ Bertram L. Scott	Director
Bertram L. Scott

/s/ Catherine M. Burzik	Director
Catherine M. Burzik

/s/ Christopher Jones	Director
Christopher Jones

/s/ Claire M. Fraser	Director
Claire M. Fraser

/s/ Claire Pomeroy	Director
Claire Pomeroy

Signature	Title

/s/ David F. Melcher	Director
David F. Melcher

/s/ Gary A. Mecklenburg	Director
Gary A. Mecklenburg

/s/ Marshall O. Larsen	Director
Marshall O. Larsen

/s/ Rebecca W. Rimel	Director
Rebecca W. Rimel

/s/ Robert Andrew Eckert	Director
Robert Andrew Eckert

/s/ Timothy M. Ring	Director
Timothy M. Ring

/s/ Willard J. Overlock, Jr.	Director
Willard J. Overlock, Jr.